The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 4, 2019

Preliminary Pricing Supplement	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Registration No. 333–212571

$[•]

Phoenix AutoCallable Notes due April 9, 2025

Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	April 4, 2019
Issue Date:	April 9, 2019
Final Valuation Date:*	April 4, 2025
Maturity Date:*	April 9, 2025
Reference Assets:

The S&P 500® Index (the “S&P 500 Index”), the Russell 2000® Index (the “Russell 2000 Index”) and the iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Value**	Coupon Barrier Value	Barrier Value
	S&P 500 Index	SPX <Index>	2,873.40	2,011.38	1,724.04
	Russell 2000 Index	RTY <Index>	1,560.91	1,092.64	936.55
	Emerging Markets ETF	EEM UP <Equity>	$43.79	$30.65	$26.27

The S&P 500 Index and the Russell 2000 Index are each referred to as an “Index” and, collectively, the “Indices.” The Emerging Markets ETF and the Indices are each referred to as a “Reference Asset” and, collectively, as the “Reference Assets.”

Automatic Call:

The Notes will not be automatically called for the first six months after the Issue Date. If, on any Observation Date prior to the Final Valuation Date, beginning with the sixth Observation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date) determined as follows:

▪                  If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not automatically called prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $940.00 and $984.10 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–3 of this pricing supplement.

(2)          Investors that hold their notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and on and “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$9.167 per $1,000 principal amount Note, which is 0.9167% of the principal amount per Note (based on an 11.00% per annum rate)

If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*	The 4th calendar day of each month during the term of the Notes, beginning in May 2019; provided that the final Observation Date will be the Final Valuation Date
Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Call Settlement Date:	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Value:**	With respect to each Reference Asset, the Closing Value on April 3, 2019, as set forth in the table above
Coupon Barrier Value:	With respect to each Reference Asset, 70.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Barrier Value:	With respect to each Reference Asset, 60.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below
Reference Asset Return:	With respect to each Reference Asset, an amount calculated as follows: Final Value – Initial Value Initial Value
Closing Value:

All references in this pricing supplement to the Closing Value of an Index mean the closing level of the applicable Index, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of the Emerging Markets ETF mean the closing price of one share of the Emerging Markets ETF, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06747MNP7 / US06747MNP76

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            The Initial Value for each Reference Asset is equal to its Closing Value of the Reference Asset on April 3, 2019. The Initial Value for each Reference Asset is not based on the Closing Value of such Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•                  You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•                  You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset.

•                  You do not anticipate that the Closing Value of any Reference Asset will fall below its Coupon Barrier Value on any Observation Date or below its Barrier Value on the Final Valuation Date.

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Emerging Markets ETF or the securities composing the Reference Assets, nor will you have any voting rights with respect to the Emerging Markets ETF or the securities composing the Reference Assets.

•                  You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of only one Reference Asset is less than its Coupon Barrier Value on an Observation Date and (b) you will lose some or all of your principal at maturity if the Final Value of only one Reference Asset is less than its Barrier Value.

•                  You understand and accept the risk that, if the Notes are not automatically called prior to scheduled maturity, the payment at maturity, if any, will be based solely on the Reference Asset Return of the Least Performing Reference Asset.

•                  You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.

•                  You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•                  You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

•                  You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•                  You are willing and able to assume our credit risk for all payments on the Notes.

•                  You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•                  You seek an investment that participates in the full appreciation of any or all of the Reference Assets rather than an investment with a return that is limited to Contingent Coupons, if any, paid on the Notes.

•                  You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value.

•                  You anticipate that the Closing Value of at least one Reference Asset will decline during the term of the Notes such that the Closing Value of at least one Reference Asset will fall below its Coupon Barrier Value on one or more Observation Dates and/or the Final Value of at least one Reference Asset will fall below its Barrier Value.

•                  You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

•                  You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.

•                  You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset.

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•                  You seek an investment that entitles you to dividends or

•                  distributions on, or voting rights related to, the Emerging Markets ETF or the securities composing the Reference Assets.

•                  You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called.

•                  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes.

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in each case in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*

▪                  Hypothetical Coupon Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*

*            The hypothetical Initial Value of 100.00 and the hypothetical Coupon Barrier Value of 70.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value and Coupon Barrier Value for each Reference Asset will be as set forth on the cover of this pricing supplement.

Example 1: The Closing Value of each Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
S&P 500 Index	85.00
Russell 2000 Index	110.00
Emerging Markets ETF	105.00

Because the Closing Value of each Reference Asset is greater than its respective Coupon Barrier Value, you will receive a Contingent Coupon of $9.167 (0.9167% of the principal amount per Note) on the related Contingent Coupon Payment Date.

Example 2: The Closing Value of one Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date, and the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
S&P 500 Index	135.00
Russell 2000 Index	55.00
Emerging Markets ETF	100.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Value of each Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
S&P 500 Index	55.00
Russell 2000 Index	50.00
Emerging Markets ETF	40.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of any Reference Asset is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Value of at least one Reference Asset is below its Initial Value on the relevant Observation Date, the Notes will not be automatically called on such date. The Notes will be automatically called only if the Closing Value of each Reference Asset on an Observation Date prior to the Final Valuation Date, beginning with the sixth Observation Date, is greater than or equal to its respective Initial Value.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an Automatic Call under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the sixth Observation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of Any Reference Asset Less Than its Initial Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	The Notes may not be called with respect to any of the first five Observation Dates	$0.00
2	Yes		$0.00
3	No		$9.167
4	Yes		$0.00
5	Yes		$0.00
6	No	No	$1,09.167

Because the Closing Value of each Reference Asset on the sixth Observation Date (the first Observation Date on which the Notes may be automatically called) is greater than or equal to its Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 1.833%.

Example 2: The Notes are automatically called on the eighth Observation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of Any Reference Asset Less Than its Initial Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	The Notes may not be called with respect to any of the first five Observation Dates	$9.167
2	Yes		$0.00
3	No		$9.167
4	Yes		$0.00
5	Yes		$0.00
6	Yes	Yes	$0.00
7	Yes	Yes	$0.00
8	No	No	$1,09.167

Because the Closing Value of each Reference Asset on the eighth Observation Date is greater than or equal to its Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.750%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*

▪                  Hypothetical Coupon Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*

▪                  Hypothetical Barrier Value for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Value set forth above)*

▪                  You hold the Notes to maturity, and the Notes are NOT automatically called prior to scheduled maturity.

*            The hypothetical Initial Value of 100.00, the hypothetical Coupon Barrier Value of 70.00 and the hypothetical Barrier Value of 60.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value, Coupon Barrier Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Value			Reference Asset Return
S&P 500 Index	Russell 2000 Index	Emerging Markets ETF	S&P 500 Index	Russell 2000 Index	Emerging Markets ETF	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
155.00	150.00	160.00	55.00%	50.00%	60.00%	50.00%	$1,000.00
150.00	145.00	140.00	50.00%	45.00%	40.00%	40.00%	$1,000.00
135.00	130.00	150.00	35.00%	30.00%	50.00%	30.00%	$1,000.00
120.00	125.00	130.00	20.00%	25.00%	30.00%	20.00%	$1,000.00
112.00	130.00	110.00	12.00%	30.00%	10.00%	10.00%	$1,000.00
100.00	100.00	105.00	0.00%	0.00%	5.00%	0.00%	$1,000.00
95.00	90.00	100.00	-5.00%	-10.00%	0.00%	-10.00%	$1,000.00
80.00	102.00	110.00	-20.00%	2.00%	10.00%	-20.00%	$1,000.00
115.00	95.00	75.00	15.00%	-5.00%	-25.00%	-25.00%	$1,000.00
70.00	105.00	90.00	-30.00%	5.00%	-10.00%	-30.00%	$1,000.00
80.00	120.00	60.00	-20.00%	20.00%	-40.00%	-40.00%	$1,000.00
135.00	50.00	75.00	35.00%	-50.00%	-25.00%	-50.00%	$500.00
150.00	40.00	100.00	50.00%	-60.00%	0.00%	-60.00%	$400.00
40.00	30.00	60.00	-60.00%	-70.00%	-40.00%	-70.00%	$300.00
20.00	55.00	35.00%	-80.00%	-45.00%	-65.00%	-80.00%	$200.00
50.00	60.00	10.00	-50.00%	-40.00%	-90.00%	-90.00%	$100.00
0.00	105.00	50.00	-100.00%	5.00%	-50.00%	-100.00%	$0.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of the S&P 500 Index is 120.00, the Final Value of the Russell 2000 Index is 125.00 and the Final Value of the Emerging Markets ETF is 130.00.

Because the S&P 500 Index has the lowest Reference Asset Return, the S&P 500 Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Value of the S&P 500 Index is 80.00, the Final Value of the Russell 2000 Index is 102.00 and the Final Value of the Emerging Markets ETF is 110.00.

Because the S&P 500 Index has the lowest Reference Asset Return, the S&P 500 Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Value of the S&P 500 Index is 80.00, the Final Value of the Russell 2000 Index is 120.00 and the Final Value of the Emerging Markets ETF is 60.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. Because, however, the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 4: The Final Value of the S&P 500 Index is 150.00, the Final Value of the Russell 2000 Index is 40.00 and the Final Value of the Emerging Markets ETF is 100.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 5: The Final Value of the S&P 500 Index is 40.00, the Final Value of the Russell 2000 Index is 30.00 and the Final Value of the Emerging Markets ETF is 60.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date

Examples 4 and 5 demonstrate that, if the Notes are not automatically called prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not automatically called prior to scheduled maturity, beginning with the sixth Observation Date, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”;

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

•                  “Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value You may lose up to 100.00% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Reference Asset—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset, which may be significant. If the Notes are automatically called prior to scheduled maturity, you will not receive more than the principal amount of your Notes, plus the Contingent Coupon that will otherwise be payable on the related Call Settlement Date. If the Notes are not automatically called prior to scheduled maturity and the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date), even if one or more of the Reference Assets have appreciated over the term of the Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•                  You May Not Receive any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset on the related Observation Date is greater than or equal to its respective Coupon Barrier Value. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Reference Asset—The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Reference Asset. With multiple Reference Assets, it is more likely that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value on the specified Observation Dates or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. Further, the performance of the Reference Assets may not be correlated or may be negatively correlated. The lower the correlation between multiple Reference Assets, the greater the potential for one of those Reference Assets to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict the correlation among the Reference Assets over the term of the Notes. The Reference Assets represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Reference Assets, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•                  You Are Exposed to the Market Risk of Each Reference Asset—Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a Contingent Coupon, the Closing Value of each Reference Asset must be greater than or equal to its Coupon Barrier Value on the applicable Observation Date. In addition, if the Notes have not been automatically called prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

•                  The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon will be determined on the Initial Valuation Date based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the Initial Valuation Date, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Final Value of that Reference Asset will be less than its Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon will reflect, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  Automatic Call and Reinvestment Risk—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on any Observation Date prior to the Final Valuation Date, beginning with the sixth Observation Date, is greater than or equal to its Initial Value. If the Notes are automatically called, the holding period over which you may receive Contingent Coupons could be as short as approximately six months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically called. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar risk in the event the notes are automatically called prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If the Notes are not Automatically Called Prior to Scheduled Maturity, the Payment at Maturity, If Any, is Based Solely on the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—If the Notes are not automatically called prior to scheduled maturity, the Final Values (and resulting Reference Asset Returns) will be based solely on the Closing Values of the Reference Assets on the Final Valuation Date and your payment at maturity, if any, will be determined based solely on the performance of the Least Performing Reference Asset. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes, if any, may be significantly less than it would have been had it been linked to the value of the Reference Asset at any time prior to such drop. If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will lose some or all of the principal amount of your Notes. Your losses will not be offset in any way by virtue of the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Payment of the Principal Amount Applies Only at Maturity or upon Any Automatic Call—You should be willing to hold your Notes to maturity or any automatic call. Although the Notes provide for repayment of the principal amount of your Notes at maturity or upon any automatic call, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•                  Owning the Notes is Not the Same as Owning the Emerging Markets ETF, the Securities Composing the Underlying Index or the Component Securities Held by the Reference Assets—The return on the Notes may not reflect the return you would realize if you actually owned the Emerging Markets ETF, the securities composing the underlying index, which the Emerging Markets ETF is designed to track (“Underlying Index”), or the component securities held by the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Emerging Markets ETF, the securities composing the Underlying Index or the component securities held by the Reference Assets would have.

•                  Each Index Reflects the Price Return of the Securities Composing that Index, Not the Total Return—The return on the Notes is based in part on the performance of the Indices, which reflect changes in the market prices of the securities composing the Indices. The Indices are not “total return” indices that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Index. Accordingly, the return on the Notes will not include such a total return feature.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Emerging Markets ETF and the Value of the Notes:

o                Management Risk. This is the risk that the investment strategy for the Emerging Markets ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. Because, however, the Emerging Markets ETF is not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Emerging Markets ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk. The Emerging Markets ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Emerging Markets ETF’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Emerging Markets ETF invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Emerging Markets ETF may not replicate the performance of, and may underperform, its Underlying Index. The DJIA will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Emerging Markets ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index due to differences in trading hours between the DJIA and its Underlying Index or due to other circumstances. During periods of market volatility, securities underlying the Emerging Markets ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Emerging Markets ETF and the liquidity of the Emerging Markets ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Emerging Markets ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Emerging Markets ETF. As a result, under these circumstances, the market value of the Emerging Markets ETF may vary substantially from the net asset value per share of the Emerging Markets ETF. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets—The equity securities held by the Emerging Markets ETF are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes. The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes Are Subject to Currency Exchange Risk—Because the value of the Emerging Markets ETF is related to the U.S. dollar value of the component securities held by the Emerging Markets ETF, the values of the Emerging Markets ETF will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the Emerging Markets ETF trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the Emerging Markets ETF will be adversely affected and any payments on the Notes may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

▪                  existing and expected rates of inflation;

▪                  existing and expected interest rate levels;

▪                  the balance of payments between the countries represented in the Emerging Markets ETF and the United States; and

▪                  the extent of governmental surpluses or deficits in the countries represented in the Emerging Markets ETF and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Emerging Markets ETF, the United States and other countries important to international trade and finance.

•                  The Notes Are Subject to Risks Associated with Emerging Markets—The component securities held by the Emerging Markets ETF have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Beginning in June 2018, the component securities held by the Emerging Markets ETF include equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

•                  The Notes Are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000 Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Reference Assets are to be determined; if the Reference Assets are discontinued or if the sponsor of the Reference Assets fails to publish the Reference Assets, selecting a successor reference asset or, if no successor reference asset is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Reference Assets on any date of determination in the event of certain changes in or modifications to the Reference Assets.. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market prices of, the dividend rate on and expected volatility of the Reference Assets and the components of each Reference Asset;

o                correlation (or lack of correlation) of the Reference Assets;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes;

o                the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the component securities held by the Emerging Markets ETF trade; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

S&P 500® Index

The S&P 500 Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500 Index, please see “Indices—The S&P U.S. Indices” in the accompanying index supplement as supplemented by the following updated information.

Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the S&P 500 Index and, effective March 2017, the minimum unadjusted company market capitalization for potential additions to the S&P 500 Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500 Index, but securities already included in the S&P 500 Index have been grandfathered and are not affected by this change.

Historical Performance of the S&P 500 Index

The graph below sets forth the historical performance of the S&P 500 Index based on the daily Closing Values from January 2, 2014 through April 3, 2019. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Russell 2000® Index

The Russell 2000 Index is calculated, maintained and published by FTSE Russell. The Russell 2000 Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks andis designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, see “Indices—The Russell Indices” in the accompanying index supplement, as supplemented by the following updated information. As of August 2017, to be eligible for inclusion in the Russell 2000 Index, each company is required to have more than 5.00% of its voting rights (aggregated across all of its equity securities) in the hands of unrestricted shareholders. Companies already included in the Russell 2000 Index have a 5 year grandfathering period to comply or they will be removed from the Russell 2000 Index in September 2022.

Historical Performance of the Russell 2000 Index

The graph below sets forth the historical performance of the Russell 2000 Index based on the daily Closing Values from January 2, 2014 through April 3, 2019. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

iShares® MSCI Emerging Markets ETF

Overview

We have derived all information contained in this pricing supplement regarding the Emerging Markets ETF from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The EEM Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the EEM Fund. The EEM Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

The EEM Fund seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “MXEF Index”). The MXEF Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. The MXEF Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates. For more information about the MXEF Index, see “Indices—The MSCI Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2018, the MXEF Index includes shares traded on mainland Chinese exchanges, referred to as A-shares.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the MXEF Index, and may not hold all of the equity securities composing the MXEF Index. The EEM Fund invests in a representative sample of securities that collectively has an investment profile similar to the MXEF Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEF Index.

The MXEF Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the EEM Fund is an actual investment portfolio. The performance of the EEM Fund and the MXEF Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EEM Fund’s portfolio and the MXEF Index resulting from the EEM Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the EEM Fund but not to the MXEF Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the EEM Fund’s tracking error will not exceed 5.00%. Because the EEM Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the EEM Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the EEM Fund, please see the EEM Fund’s prospectus. In addition, information about iShares®, Inc. and the EEM Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Performance of the Emerging Markets ETF

The graph below sets forth the historical performance of the Emerging Markets ETF based on the daily Closing Values from January 2, 2014 through April 3, 2019. We obtained the Closing Values shown in the graph below from Bloomberg Professional. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Initial Valuation Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.